                        PURCHASE AND SERVICE AGREEMENT
                                    Between
                           THE DOW CHEMICAL COMPANY
                                      And
                                THERMATRIX INC.

This Purchase and Service Agreement ("Agreement") is made as of March 13, 2000, by and between The Dow Chemical Company, a Delaware corporation with principal offices in Midland, at 2020 Dow Center, Midland, Michigan 48674 (hereinafter called "Dow") and Thermatrix Inc., a Delaware corporation with principal offices located at 308 N. Peters Road, Knoxville, Tennessee 37922 (hereinafter called "TMX")

The parties mutually agree as follows:


1.   STATEMENT OF SERVICE
     --------------------

     A. Dow wishes to purchase and have TMX engineer, fabricate and commission certain equipment to be assembled and installed by Dow and its subcontractors for the creation of flameless thermal oxidation projects at several Dow facilities (hereinafter called the "Services").

     B. TMX represents that it has the necessary expertise and skills to provide such goods and Services to Dow.

     C. Initial Freeport Project. Pursuant to a customary purchase order and this Agreement, which supersede the Letter of Intent between Dow and TMX dated 19 January 2000, attached hereto as Attachment A, and in consideration of the payment of the Contract Value (defined below) by Dow to TMX, TMX shall provide Services and equipment necessary to complete the Initial Freeport Project. The Initial Freeport Project will commence after the agreement is approved as provided herein by an order from the Bankruptcy Court and after full execution by the parties (the "Commencement Date"). Such Bankruptcy Court order must be signed, docketed and entered and shall not have been reversed, stayed, modified, amended or appealed and shall be final in accordance with applicable law.

          (1) The components and subassemblies when fabricated by TMX or its subcontractors and shipped will meet the agreed upon Sales Specifications attached hereto as Attachment B. Dow shall have the right to inspect subassemblies and components at Dow's expense prior to their shipment to the job site. In the event Dow determines after investigation that any particular subassembly or component does not meet such agreed upon Sales Specifications, Dow shall notify TMX promptly in writing of its determination so that TMX can investigate and, if necessary, correct any failure to meet specification prior to shipment.

          (2) TMX will convey the flameless thermal oxidation system at Dow's facility in Freeport, Texas and any other Dow facility for Other Dow Projects, defined below, with good title, free from any lawful lien or encumbrance other than any lien or encumbrance to which Dow may subject the system.

          (3) As of the Commencement Date, Dow is hereby granted a non-exclusive, perpetual, royalty-free, fully paid-up license to use the intellectual property owned by TMX related to flameless thermal oxidation, including all technology applicable to the Initial Freeport Project and any Other Dow Projects being performed by TMX for Dow (the "Intellectual Property"), which Dow shall have the right to sublicense to any subsidiary of Dow, subject to the limitations described below in Section 1.D. In case of Dow's termination of this Agreement without cause, this grant of license shall terminate as to any Dow Project which has not yet been commenced and any other prospective project of Dow, but shall remain in perpetuity with regard to all completed Dow projects and all Dow Projects including Other Dow Projects in process at such time of termination. On the Commencement Date, TMX shall provide to Dow a detailed list of items comprising the Intellectual Property, including proprietary software and know-how, reasonably necessary to complete the Initial Freeport Project and any Other Dow Projects between Dow and TMX.

     D. Other Dow Projects: As long as TMX or an authorized assignee is capable to perform the obligations of this Agreement and is not in default with the terms of this Agreement with regard to any other flameless thermal oxidation system at other Dow facilities using the Intellectual Property and as long as TMX remains price competitive with alternative technologies, Dow shall contract with TMX and TMX agrees to engineer, fabricate and commission other flameless thermal oxidations systems at other Dow facilities under this Agreement upon substantially similar terms and conditions as contained in this Agreement. Such projects shall be referred to herein as "Other Dow Projects."


2.   BANKRUPTCY COURT PROCEEDING
     ---------------------------

     A.   Approval Procedure Motion.  TMX shall file and shall prosecute and not
          -------------------------
withdraw a motion (the "Motion") with the Bankruptcy Court to approve this Agreement and the transactions contemplated hereby. In connection with the foregoing, TMX shall use commercially reasonable efforts to receive an order signed, docketed and entered by the Bankruptcy Court in the Chapter 11 bankruptcy cases of TMX and its affiliates ("TMX Chapter 11 Proceeding"), approving the Motion, which shall provide, among other things:

          (1) That the Bankruptcy Court approves the terms and conditions of this Agreement and authorizes the parties hereto to proceed with the transactions contemplated hereby, including, but not limited to, (i) the sale of those certain goods and Services and the licensing of those certain technologies that comprise the Initial Freeport

Project, and any Other Dow Projects, and (ii) the loan of the Initial Payment by Dow to TMX on the terms and conditions set forth in this Agreement;

          (2) That Dow's right, title and interest in and to the goods, Services and technologies that comprise the Initial Freeport Project, and any Other Dow Projects, and that are transferred by TMX to Dow on the terms and conditions specified in this Agreement, shall be transferred to Dow free and clear of any and all claims, liens, encumbrances, taxes, securities interests, mortgages, restrictions, indentures, loans, credit agreements, other agreements, instruments, contracts, judgments and orders of any court or governmental department, commission, board agency or instrumentality, domestic or foreign, and any laws, rules, regulations, actions and proceeding of any kind or nature and any claim by any person or entity asserting any rights or interests in any of such goods, Services and technologies, including, but not limited to, any shareholder of TMX;

          (3) That Dow is purchasing the goods and Services that comprise the Initial Freeport Project and any Other Dow Projects, and is licensing the technologies associated with the Initial Freeport Project and any Other Dow Projects, in good faith within the meaning of Section 363(m) of the Bankruptcy Code and shall be entitled to the protection thereof;

          (4) That Dow's loan of the Initial Payment to TMX on the terms and conditions set forth in this Agreement is made in good faith within the meaning of Section 364(e) of the Bankruptcy Code and shall be entitled to the protection thereof;

          (5) That Dow shall be granted, pursuant to Section 364(d) of the Bankruptcy Code, a valid, enforceable, automatically perfected, first priority, priming security interest in and lien on all assets and property of TMX comprising, or in the case of Intellectual Property, as and to the full extent applied to and to be applied to, the Initial Freeport Project and any Other Dow Projects, including, without limitation, Intellectual Property, plans and drawings, work in process, inventory, equipment, contracts and general intangibles now existing or hereafter acquired that shall be senior to all other liens on such assets and property; and

          (6) That the obligations and indebtedness incurred by TMX in connection with the Initial Freeport Project and any Other Dow Projects during the pendency of its Chapter 11 bankruptcy case shall constitute allowed administrative claims having priority in payment over any and all unsecured obligations and administrative expenses of TMX pursuant to Section 364(c)(1) of the Bankruptcy Code. TMX's performance hereunder shall constitute treatment of Dow's administrative claims acceptable to Dow within the means of Bankruptcy Code Section 1129(a)(9)(a), provided that nothing in any plan of reorganization adversely affects TMX's ability to perform hereunder.

     B.   Notice of Motion.  TMX shall cause due and appropriate notice of the
          ----------------
Motion, and of the hearing on the Motion, to be given to all of its creditors and equity security holders and to all other parties in interest in the TMX, Chapter 11 Proceeding including all entities that have or may have claims against or interests in TMX or any of its assets, the United States trustee, and the parties identified in Bankruptcy Code Rules 2002(i) and (j) and 6004. The form, substance and the manner of giving of notice, and the related opportunity for a hearing, shall comply with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedures and orders of the Bankruptcy Court, and shall be reasonably satisfactory to Dow.

3.   INTELLECTUAL PROPERTY
     ---------------------

TMX will defend, and pay any awards, excluding consequential and punitive awards, against Dow in a suit that alleges that the manufacture or sale of any product or good which is a staple commodity of commerce infringes a U.S. or Canadian Patent if Dow gives TMX prompt notice, permits TMX to defend the suit and makes Dow's employees and pertinent records available for the defense.

4.   COMPENSATION
     ------------

     A.   Contract Value.  Dow shall pay TMX for its goods and Services on a
          --------------
fully-absorbed cost plus percentage fee basis. The total contact value for the Initial Freeport Project (the "Contract Value") payable by Dow to TMX under this Agreement shall be determined according to the following formula. The currently estimated Contract Value is approximately $12 million.

                       Cost Plus Fee Compensation Formula

     Total Compensation = A + B + C + D + E + F + G + H where:

  A = Direct Labor Expense ("DLE") + Fringe Benefits ("FB") + Engineering Overhead ("EOH")

          DLE = Actual Labor Expense
          FB = DLE times v%
          EOH = (DLE + FB) times x%

  B = Actual Subcontractor Cost

  C = Actual Materials Cost

  D = Overhead ("OH") = (A+B+C) times y%

  E = Actual Travel Cost

  F = Actual Sales Commissions Cost

  G = Actual Other Direct Costs ("ODC")

  H = Fee = (A + B + C + D + E + F + G) times z%

     ODC is defined as direct project expenses such as overnight delivery services, freight, reproduction, printing and extraordinary computer charges and sales and use taxes, if applicable.

In the case of the Initial Freeport Project only: (1) the fee percentage in H represented by z% above is 7.5% and (2) the design service which is covered under the parties' P.O. #1646758 for the amount of $520,024 is to be paid as specified in the P.O. and shall be retroactively calculated under the above formula; any discrepency will be appropriately adjusted in the next, subsequent invoice. Such amount to be paid under P.O. #1646758 shall be credited against the Remaining Balance of the Contact Value as defined below in sub-section B. The parties agree that the fee percentage in H represented by z% for projects other than the Initial Freeport Project shall be 15%. All percentages in the above formula represented by v, x and y% for items FB, EOH and OH shall be based on actual cost.

     B.   Payment of Contract Value.
          -------------------------

          (1) Initial Freeport Project.  Upon the Commencement Date, Dow shall
              ------------------------
pay to TMX $6,000,000 (the "Initial Payment"), which amount shall be available for all of TMX's operations under the purview of the Bankruptcy Court. This Initial Payment will be treated as a loan (and must be approved by the Bankruptcy Court under Section 364 of the Bankruptcy Code) and will be repaid by TMX to Dow from 50% of each invoice payment as required under this Agreement until repaid in full. Invoices, in the amounts specified, shall be issued by TMX to Dow on the milestone dates, which milestone dates are attached as Attachment C hereto. An amount of Fifty percent (50%) of each such invoice, which amount shall be credited against such invoice and Dow shall not be required to pay, shall be applied to the repayment of the Initial Payment and the balance shall be paid by Dow within 30 days of the receipt of such invoice. The invoice for each milestone payment shall be due and payable (for the amount in excess of said 50% repayment) within thirty (30) days following receipt by Dow. The remaining balance of the Contract Value (the "Remaining Balance"), which total amount is not expected to exceed the sum of $6,000,000, shall be paid in accordance with the above cost plus fee compensation formula during the term of the Initial Freeport Project (the "Project Term") on each of the specified milestone payment dates mutually agreed between the parties. On each milestone payment date, so long as the Remaining Balance remains outstanding, Dow shall pay to TMX an amount equal to 50% of the invoice amount submitted by TMX to Dow. The other 50% portion will be treated as a repayment of the Initial Payment. Barring significant change orders which would be paid on the cost plus fee formula set forth above, this procedure is expected to allow the final portion of the Remaining Balance to be paid upon reaching the final milestone

          (2) Other Dow Projects.  For Other Dow Projects, the parties shall use
              ------------------
the above compensation formula; however, the amount of the initial down payment for other projects shall not be approximately 50% of the estimated Contract Value; rather, it shall be set at a more customary level and such projects shall be subject to routine billing on the above cost-plus fee compensation formula.

     C. Unless specified in purchase orders issued pursuant to this Agreement, all taxes, including federal, state and local taxes (other than those measured by net income) shall be paid by Dow under the cost plus agreement between the parties whether or not such taxes are included in the purchase orders.

     D. TMX may have its employees work overtime (i.e., more than eight (8) hours in one (1) day or over forty (40) hours per week) off-site or on-site on a Dow project, but TMX shall not include the marginal increase in overtime cost under this cost plus agreement unless and to the extent overtime has received prior written authorization from Dow.

     E. The parties will diligently and in good faith discuss and mutually agree on any changes to the scope of work with regard to any change orders.


5.   TERM
     ----

The term of this Agreement shall commence on the Commencement Date and shall continue in full force and effect until the later of (i) the completion of the Initial Freeport Project and any and all Other Dow Projects, and (ii) such time as Dow gives TMX notice in writing thirty (30) days in advance of the effective date of such termination. In the event Dow chooses to give such notice without cause prior to the full repayment of its $6,000,000 with respect to the Initial Freeport Project, TMX shall pay Dow any portion of the Initial Payment not repaid to Dow as of such termination but, Dow shall not have the right to foreclose on its security interest in TMX Intellectual Property and Dow's rights to use such Intellectual Property, including Dow's license rights, shall be terminated and revoked.

The Initial Freeport Project is expected by the parties to be finished by January 31, 2002.


6.   LIMITED WARRANTY
     ----------------

     A. TMX warrants only new products manufactured by TMX against defective workmanship and/or materials, under normal and proper use, for a period of twelve (12) months from initial operation of the product, or eighteen (18) months after shipment, or eighteen (18) months after notification that the product is ready for shipment, whichever first occurs; provided that this warranty will only be effective if the installation and start-up of the product in question is supervised and approved by TMX.

          (1) TMX's obligation to remedy defective workmanship or material shall be limited to repairing or replacing the defective part or parts at the TMX's point of manufacture. No allowance shall be granted for repairs or alterations made by Dow without TMX's prior written consent. The decision to repair or replace shall be at TMX's election unless TMX would be able to perform the repair or the replacement of either in a more expeditious manner in which case TMX shall elect the more expeditious method of either replacement or repair.

          (2) TMX's warranty does not apply to parts requiring replacement because of normal wear and tear, corrosion or erosion, or improper storage prior to initial start-up.

          (3) TMX's warranty does not apply to parts that have been altered from their original state by either Dow or any third party.

          (4) TMX's warranty is subject to the condition that all goods subject thereto shall be installed, operated, repaired and replaced, and all Services subject thereto shall be utilized in compliance with standards provided for herein and in any documentation and instructions regarding the same provided by TMX to Purchaser. TMX's warranty is further subject to the condition that design criteria pursuant to which such goods and Services will be provided by TMX are appropriate in view of Purchaser's desired performance objectives and accurately reflect conditions under which such goods and Services will operate.

     B. The warranties set out above do not apply to products, components, accessories, parts or attachments manufactured by others, said products, components, accessories, parts or attachments being subject to the actual manufacturer's warranty, if any, which TMX will pass onto Dow. Unless otherwise stated herein, TMX does not represent that the components manufactured by others are covered by any warranty whatsoever.

     C. TMX makes no warranty or representation that its products will conform to any federal, state or local laws, statutes, ordinances, regulations, codes or standards of any type or purpose, unless specifically agreed to in writing as a part of this Agreement between Dow and TMX. TMX's price does not include the cost of any related inspections or permits or inspector's fees.

     D. THE WARRANTIES EXPLICITLY CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND IN LIEU OF ALL OTHER LIABILITIES OF TMX, INCLUDING DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES OR PENALTIES, EXPRESS OR IMPLIED, WHETHER ARISING OUT OF CONTRACT, NEGLIGENCE, AND OTHER TORT, AND INCLUDING WITHOUT LIMITATION LOSS OF PRODUCTION, LOST SALES OR PROFITS. THIS WARRANTY SHALL

NOT EXTEND TO ANY PERSON OTHER THAN DOW (INCLUDING ANY PERSON OR ENTITY PURCHASING TMX's GOODS FROM PURCHASER) EXCEPT AS MAY BE REQUIRED BY LAW.

7.   INDEMNIFICATION
     ---------------

     A.   (1)  TMX Project Performance and Workmanship. Subject always to the
               ---------------------------------------
operation of TMX equipment and systems strictly in accordance with TMX operations manuals by those claiming indemnity hereunder, and the limitation of liability expressed in Section 6.D above, TMX assumes the entire responsibility and liability for losses, expenses, damages, demands and claims based on any injury or alleged injury to persons, including death, or damage or alleged damage to property sustained or alleged to have been sustained in connection with the performance of its obligations covered under this Agreement, or because of TMX's breach of any provision of this Agreement or any purchase order or addenda issued pursuant hereto and agrees to indemnify and hold harmless Dow, its agents and employees from and against any and all such losses, expenses, damages, demands and claims, except to the extent of the comparative negligence of Dow, its agents or employees, and agrees to defend any suit or action brought against them or any of them based on any such alleged injury or damage and to pay all damages, costs and expenses, including attorney's fees.

          (2)  TMX Group Activities on Dow Premises.
               ------------------------------------

               (a) TMX assumes the entire responsibility and liability for, and SHALL PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS the Dow Affiliates from and against, any and all Claims which are made, asserted or alleged by, or which arise in favor of, TMX Group or any other Persons, originating from TMX's direct actions, including supervision or failure to supervise as required in connection with TMX Group's presence on Dow Premises in the course of TMX Group Performing Under This Agreement. It is not Dow and TMX's intent, regarding such Claims, that TMX shall protect, defend, indemnify and hold harmless Dow Affiliates against the consequences of the sole negligence (other than imputed negligence), sole fault, and/or sole strict liability of Dow Affiliates, unmixed with negligence, fault, and/or strict liability of TMX Group and/or any other Person that is not a Dow Affiliate but, it is Dow and TMX's intent, regarding such Claims, that TMX SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS the Dow Affiliates against the consequences of

                    (i) the NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY of Dow Affiliates occurring jointly, concurrently, and/or comparatively with the NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY of TMX Group and/or any other Person that is not a Dow Affiliate; and

                    (ii) the NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY of TMX Group and/or any other Person that is not a Dow Affiliate, including but not limited to joint, comparative, and/or concurrent NEGLIGENCE, FAULT, AND/OR STRICT LIABILITY of TMX and/or any other Person that is not a Dow Affiliate.

     The provisions of this Section 7(A)(2) shall not make TMX liable for loss of production, lost sales, or lost profits incurred by Dow Affiliates.

               (b)  Definitions - as used in Sections 7 and 8 of this Agreement:

                    (i)   "Bodily Injury" means any bodily injury of any kind or
                           -------------
     character, including without limitation, any one or more of the following, collectively and individually: physical pain, illness, sickness, disease, impairment of physical condition of the body, or death, as well as any personal injury including, but not limited to, any invasion of personal rights such as libel or slander, civil rights violation, invasion of privacy, tortious interference with a contract, or mental suffering of any type.

                    (ii)  "Claims" means all claims of any kind or character,
                           ------
     including without limitation, any one or more of the following, collectively and individually: losses, costs (including, but not limited to, attorneys' fees, court costs, and other costs of suit), demands, damages, judgments, penalties, liabilities, debts, expenses, lawsuits and causes of action of whatever nature and character, whether arising out of or related to contract, tort, strict liability, breach of warranty, products liability, misrepresentation, violation of applicable law, and/or any source or cause whatsoever, without limit and without regard to the cause or causes thereof, including, without limitation, Claims arising out of or alleged to arise out of Bodily Injury or loss of or damage to property.

                    (iii) "TMX Group" means any one or more of the following,
                           ---------
     collectively and individually:

                          (a) TMX, and its contractors or subcontractors of any tier;

                          (b) all agents, officers, directors, employees, servants, shareholders, representatives, invitees, insurers, contractors or subcontractors of any tier, of any Person listed in (A); and

                          (c) the spouses or relatives of any natural person listed in (a) or (b).

                    (iv)   "Dow Affiliates" means: (A) Dow, (B) any Person that
                            --------------
     directly, or indirectly through one or more intermediaries, Controls, or is Controlled By, or is under Common Control with Dow, and (C) all of the respective officers, directors, shareholders, agents, employees, servants, representatives, and insurers, of the Persons listed in (A) and (B).

                    (v)    "Controls" (including the terms "Controlled By" and
                            --------                        -------------
     "Under Common Control With") means the possession, direct or indirect, of
      -------------------------
     the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                    (vi)   "Dow Premises" means premises owned, operated, or
                            ------------
     leased by any one or more of Dow Affiliates or under control of any one or more of Dow Affiliates.

                    (vii)  "Performing Under This Agreement" means the
                            -------------------------------
     performance, or the non-performance, of this Agreement or any related contract, addendum, or purchase order entered into by TMX and any one or more of Dow Affiliates in connection with this Agreement.

                    (viii) "Person" means any natural person, or any company,
                            ------
     corporation, general or limited partnership, limited liability company, joint venture, organization, association, or other enterprise or entity.

     B. TMX also agrees to indemnify and hold harmless Dow, its agents and employees from any and all losses, expenses, damages, demands and claims arising out of TMX's or its employees', agents' or subcontractors' failure to comply with or enforce any and all applicable Dow or governmental safety laws and/or regulations while performing any actions under this Agreement, except to the extent that the person(s) claiming indemnification under this paragraph have caused such losses, expenses, damages, demands, claims or failures.

     C. Dow shall immediately report by telephone or in person to TMX any and all incidents or accidents which are a result or alleged result of TMX's performance of its obligations under this Agreement or are connected in any way to TMX's performance under this Agreement. A written confirmation of all such reports, setting forth all circumstances in as much detail as is currently in TMX's possession, shall be provided to Dow within twenty-four hours of such notification.


8.   INSURANCE
     ---------

     A. TMX shall, at all times during its performance of its obligations under this Agreement, and at its own expense, carry the following minimum insurance:

          (1) Statutory Worker's Compensation and Employer's Liability (including occupational disease) insurance in accordance with all laws applicable at all sites where TMX's performance of its obligations under this Agreement are to be performed. Also, all TMX subcontractors of any tier must be subscribers to statutory Workers' Compensation Insurance. Employer's Liability Insurance shall have the following minimum limits:

          (a) Bodily injury by accident - $500,000 each accident;

          (b) Bodily injury by disease - $500,000 each employee; and

          (c) Bodily injury by disease - $500,000 policy limit.


          (2) Comprehensive General Liability including contractual liability, products, completed operations (completed operations coverage shall be extended for a period of 2 years following final acceptance of the work or operations by the applicable Dow Affiliate), and personal injury liability coverage, with limits of not less than $1,000,000 combined single limits each occurrence.

          (3) Automotive Public Liability insurance in an amount not less than $1,000,000 covering injuries including death to one person in any one occurrence and in an amount not less than $1,000,000 covering injuries including death to more than one person in any one occurrence and automotive property damage in an amount not less than $1,000,000.

     B.   TMX shall abide by the following additional insurance requirements:
TMX shall furnish Dow a certificate(s) properly executed by its insurance carrier(s) showing all insurance in force, listing Dow as an additional named insured, and said certificate(s) shall include the following statement: "THE INSURANCE CERTIFIED HEREUNDER IS APPLICABLE TO ONE OR MORE CONTRACTS BETWEEN THE DOW CHEMICAL COMPANY AND THE INSURED". The certificate(s) shall permit the cancellation or alteration of such policies only after thirty (30) days' written notice to Dow. Such certificate(s) shall be furnished to Dow prior to the commencement of any work or operations in connection with this Agreement or any related contract, addendum, or purchase order entered into by TMX and any one or more of Dow Affiliates in connection with this Agreement.


9.   LIENS
     -----

     A. TMX shall indemnify Dow, its employees agents and assigns, and hold it harmless from all liens upon the real property upon which TMX's performance of its obligations under this Agreement are conducted which arise out of TMX's performance of its obligations under this Agreement furnished by TMX or its subcontractors. TMX or its subcontractors shall further indemnify Dow and hold it harmless from any and all actions brought against Dow which are based on any claims, demands or proceedings to enforce or foreclose any such liens and agrees to pay all costs and expenses, including attorney's fees, in a manner that will keep the property of Dow free and clear of all liens, claims and encumbrances arising from the performance of this Agreement by TMX or its subcontractors.

     B. If requested to do so, TMX shall furnish to Dow a good and sufficient release or waiver of lien from itself, every subcontractor and other person furnishing services in connection with TMX's performance of its obligations under this Agreement, together with an affidavit that the release covers all TMX's performance of its obligations under this Agreement. If any subcontractor or other person refuses to furnish a waiver or release or receipt in full, TMX shall upon written request by Dow furnish a bond satisfactory to Dow to indemnify Dow against any claim or lien.

     C. Upon receipt of notice of (i) a lien on its property as a result of TMX's performance of its obligations under this Agreement, (ii) notice from any subcontractor of TMX or any other person that they have not been paid by TMX because of Services not remedied, (iii) claims filed, (iv) reasonable evidence indicating probable filing of claims, (v) failure of TMX to make payment properly to subcontractors for monies due and owing them for material or labor supplied or (vi) a reasonable doubt that the contract can be completed for the balance then unpaid, Dow may, at its option, withhold from TMX sufficient monies due from Dow to TMX until such lien or money due any subcontractor or any other person has been satisfied or released. Dow may, at its option, elect to pay such withheld sums or any portions thereof jointly in the name of TMX and such other subcontractor or other person who claims such overdue sums are due and owing them.

     D. In the event TMX fails or refuses to have such lien released, furnish such bond when so required or promptly remove any and all other type of encumbrance against TMX's performance of its obligations under this Agreement, Dow shall have the right to pay any sums necessary to remove such encumbrance and to deduct the amount paid from any sums due TMX. In addition, Dow shall, at its option, have the right to immediately terminate this Agreement, and any and all purchase orders or addenda issued pursuant hereto. Upon receipt of such notice, TMX shall immediately stop performance of TMX's performance of its obligations under this Agreement and leave the Dow premises. Payment for Services completed prior to receipt of such notice shall be determined as provided for herein.


10.  CONTRACTORS, SUBCONTRACTORS AND SUPPLIERS
     -----------------------------------------

In addition, to the extent TMX's subcontractors and suppliers provide Services and equipment for the Initial Freeport Project and any Other Dow Projects under this

Agreement, Dow may require subcontractors and other suppliers of TMX to consent to certain contractual provisions to ensure full and timely performance of the Initial Freeport Project and protection of Dow's investment including but not limited to Dow's unfettered ownership and right to use the assembled equipment. In the event that Dow notifies TMX in writing that it requires TMX's subcontractors or other suppliers to provide such consents, TMX shall exercise its best efforts in good faith to obtain such consents in writing, in a form that is satisfactory to Dow within fifteen (15) business days.


11.  INDEPENDENT CONTRACTOR
     ----------------------

     A. TMX is an independent contractor under this Agreement and assumes all of the rights, obligations and liabilities applicable to it as an independent contractor.

     B. Any provisions in this Agreement which appear to give Dow the right to direct TMX as to the details of TMX's performance of its obligations under this Agreement herein covered or to exercise a measure of control over TMX's performance of its obligations under this Agreement shall be deemed to mean that TMX shall follow the desires of Dow in the results of TMX's performance of its obligations under this Agreement only.

     C. TMX shall make all appropriate withholdings from the wages of its employees assigned to TMX's performance of its obligations under this Agreement and shall, upon request, provide to Dow proof that such withholdings have been properly deposited with the appropriate federal, state or local authority.

     D. If Dow shall request it, TMX shall require its employees to execute a statement recognizing the independent contractor status of TMX in the form provided by Dow which is attached hereto as Attachment D and which is incorporated herein by reference.


12.  SECRECY AGREEMENT
     -----------------

     A. In order to enable TMX to consider or perform its obligations under this Agreement, it has been or may be necessary for each party to disclose to the other information concerning its business plans, commercial practices and industrial technology including processes, drawings, flowsheets, equipment, compositions, auxiliaries, associated facilities and the like or provide items such as equipment, parts, samples, compositions and the like. Each party agrees to maintain all such information received as confidential information and agrees that it will not disclose any of such information to third parties or otherwise use the same without the written permission of an officer of the other party. The foregoing covenant shall remain in effect only so long as and to the extent that such information or item does not correspond to that furnished or made known by third parties as a matter of right and without restriction on disclosure, which the party breaching secrecy can show was not acquired directly or indirectly from the other party or which becomes part of the public domain through no fault of the party terminating secrecy, but only to the extent known in the public domain.

     B. TMX also agrees that if it is found necessary to enter into a contractual relationship with third parties in order to fulfill any part of TMX's performance of its obligations under this Agreement, TMX shall so advise Dow so that the need for additional agreements of confidentiality can be considered by Dow.

     C. TMX further agrees that it will so inform its agents, servants and employees having access to Dow information of the confidential nature of such information and will obtain from them and forward to Dow a secrecy agreement on their part in the form provided by Dow which is attached hereto as Attachment E and which is incorporated herein by reference. TMX will inform all employees of the confidentiality obligations hereunder at the commencement of their employment subject to this Agreement. Further, TMX shall periodically, at least once a year, remind the employees of the confidentiality provisions hereunder.

     D. All information and/or items supplied by Dow to TMX shall be and remain the property of Dow and shall not be used by TMX, its agents, servants and employees for any purpose other than for performance of TMX's performance of its obligations under this Agreement called for by Dow under this Agreement, unless express written permission and approval is given by an officer of Dow. All information of any nature prepared for Dow by TMX or any subcontractor under this Agreement, addenda thereto and related purchase orders shall immediately become the property of Dow.

     E. TMX agrees to comply with the U.S. Export Regulations (l5 CFR 770, et seq.) while performing under this Agreement. TMX agrees not to export technical information or products in violation of such export control laws. TMX further agrees that all persons sent to Dow to perform Services under this Agreement will be in compliance with the U. S. Export Regulations and that TMX will obtain any required export license for its employees prior to sending them to Dow.

     F. Confidentiality; Disclosure; Expenses. Except as required by law and except to the extent such matters need to be shared with TMX's creditors, in TMX's reasonable discretion, with regard to the TMX Chapter 11 Proceedings, any release to the public of information with respect to the matters set forth herein will be made only in the form and manner approved by the parties and their respective counsel.


13.  INSPECTION
     ----------

     A. Dow shall at all times have access to TMX's performance of its obligations under this Agreement. If specifications, regulations of public authorities or Dow's instructions require any of TMX's performance of its obligations under this Agreement to be specifically tested or approved, TMX shall immediately notify Dow when TMX's performance of its obligations under this Agreement are ready for inspection or testing. When any Services are being executed away from the Dow premises, Dow shall be notified in advance where such Services are being done and when they will be ready for inspection so that it may inspect the same before delivery to Dow's premises.

     B. Dow shall have the right to reject workmanship performed under this Agreement which in Dow's reasonable opinion is defective. All rejected workmanship shall be corrected to the reasonable satisfaction of Dow, without charge to Dow.

     C. No failure of Dow during the progress of TMX's performance of its obligations under this Agreement to discover or reject Services or any part thereof not in accordance with this Agreement shall be deemed an acceptance thereof, nor a waiver of defects therein.


14.  ACCESS TO INFORMATION.
     ---------------------

To the extent such operations and assets, including but not limited to Intellectual Property, is necessary for TMX's performance under this Agreement, TMX will permit Dow and its representatives reasonable access during normal business hours to inspect and appraise TMX's operations and assets, including without limitation, the Intellectual Property, and will disclose and make available to representatives of Dow all books, agreements, papers and records relating to the ownership of the Intellectual Property. TMX will also allow Dow reasonable access to employees with knowledge about the Intellectual Property. In this regard, Dow agrees that such inspection shall not interfere with the normal operations of TMX. TMX shall also permit Dow access to its financial data and documents, auditors and consultants as required by Dow in order to ascertain the financial integrity of TMX and to ensure TMX's compliance with the terms of this Agreement.


15.  TITLE TO THE WORK
     -----------------

Except as otherwise, explicitly provided herein, title to all non-Intellectual Property and a perpetual, royalty-free license to all Intellectual Property as and to the extent necessary to construct and operate the Initial Freeport Project and all Other Dow Projects developed hereunder shall become the property of Dow upon payment for TMX's performance of its obligations under this Agreement or termination of this Agreement.


16.  FINANCIAL RECORDS
     -----------------

     A. Maintenance of Financial Records. TMX shall keep adequate records, in accordance with GAAP, of all its transactions related to TMX's performance under this Agreement, so that at any time, and from time to time, its true and complete financial condition may be readily determined by such records, and promptly following the reasonable request of Dow make such records available at TMX's place of business upon reasonable prior notice, during normal business hours for inspection by Dow and, at the expense of TMX, allow Dow to make and take away copies thereof.

     B. Until the effective date of any plan of reorganization in the TMX Chapter 11 Proceeding, TMX shall furnish to Dow all operating reports and interim statements at the same time that such documents are filed with the Office of the United States Bankruptcy Trustee. TMX shall also furnish to Dow its annual 10-K and quarterly 10-Q reports as soon as they are publicly
available.   In addition, until the effective date of any plan of reorganization in the TMX chapter 11 Bankruptcy case, TMX shall deliver to Dow, on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of TMX, copies of the unaudited consolidated and consolidating financial statements of TMX and its affiliates as at the close of such quarterly period and from the beginning of the fiscal year to the end of such period, such financial statements to be certified by an officer of TMX and having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of TMX and its affiliates, subject to changes resulting from normal year-end audit adjustments, and a compliance certificate from TMX.

     C. Annual Financial Statements. Until the effective date of any plan of reorganization in the TMX Chapter 11 Proceeding, TMX shall deliver to Dow, on or before the 90th day after the close of each fiscal year of TMX, the annual audited consolidated and consolidating financial statements of TMX, and its affiliates and a compliance certificate from TMX


17.  NOTICE OF CERTAIN EVENTS.
     -------------------------

TMX shall deliver to Dow, promptly upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by an officer of TMX and setting forth the relevant event or circumstance and the steps being taken by TMX with respect to such event or circumstance:

     A.   Any Event of Default as defined below;

     B. Any default or Event of Default under any contractual obligation of TMX or any litigation, investigation, or proceeding which, if not cured or if adversely determined, could reasonably be expected to have a material adverse effect on TMX.

     C. Any litigation or proceeding involving TMX as a defendant or in which any property of TMX comprising of the Initial Freeport Project or any Other Dow Projects is subject to a claim in which the amount of the claim against TMX is $1000 or more and which is not covered by insurance or in which injunctive or similar relief is sought; and

     D. Any other event or condition which could reasonably, at that time, be expected to have a material adverse effect on TMX.


18.  FIRST PRIORITY LIEN.
     -------------------

     A.   First Priority Lien.  Pursuant to Bankruptcy Court order, so long as
          -------------------
any portion of the Initial Payment remains outstanding, Dow shall have a first-priority lien on the Intellectual Property. On the Commencement Date, TMX shall provide to Dow a detailed list of items comprising Intellectual Property, including proprietary software and know-how, reasonably necessary to complete the Initial Freeport Project and any Other Dow Projects covered under this Agreement and between Dow and TMX. When the Initial Payment is satisfied, said First Priority Lien shall terminate without further action of the parties. Immediately upon satisfaction of the Initial Payment in full, Dow shall take any additional actions necessary to release and clear the public record of its first-priority lien on the Intellectual Property.

     B.  Material Breach and Foreclosure.    In the case of a default as
         -------------------------------
specified in Section 21 herein (an "Event of Default"), after written demand by Dow to TMX to cure such Event of Default within 30 days which failure constitutes a material breach of the Agreement of TMX, if TMX fails to cure within such 30 days, then the entire amount of the Initial Payment then outstanding shall become immediately due and payable and in addition to all other rights and remedies of Dow, the ownership of the Intellectual Property owned by TMX including all technology applicable to and necessary to construct, maintain and operate the Initial Freeport Project and any Other Dow Projects being performed by TMX for Dow under this Agreement shall fully and exclusively become the property of Dow and as such Dow shall acquire all of the rights of TMX with regard to such Intellectual Property.

Any such foreclosure, where the ownership of the Intellectual Property is transferred to Dow, as provided above, shall be in full satisfaction of the Initial Payment and, if exercised by Dow, shall be Dow's exclusive remedy against TMX, and its bankruptcy estate. Upon such event, at the request of Dow, TMX shall provide access to appropriate TMX employees (the "Key Employees"), to the extent such access is reasonably necessary to utilize the Intellectual Property for completion of the Initial Freeport Project and Other Dow Projects. Attached hereto as Attachment F is a list of Key Employees. The term "Intellectual Property" as used in this Agreement shall include any improvements to the Intellectual Property which may be developed or obtained by TMX prior to completion of the Initial Freeport Project or any Other Dow Projects.

As additional security for the Initial Payment, Dow is hereby granted a first-priority lien on and assignment of all physical personal property of TMX necessary for completion of the Initial Freeport Project and any Other Dow Projects between Dow and TMX, including, without limitation, plans and drawings, inventory, equipment, contracts and general intangibles.

19.  COMPLIANCE WITH DOW PLANT REGULATIONS
     -------------------------------------

     A. TMX shall be responsible for full compliance with all standards and procedures which are established for the Dow facilities upon which TMX establishes systems under this Agreement. TMX shall require each of its employees, subcontractors and subcontractor employees to comply with all of the standards and procedures. Failure of any TMX employee or subcontractor employee to fully comply with the safety standards and procedures shall constitute cause for Dow to exclude TMX or TMX's employee from the Dow plant site. In the event of failure to comply with any or all safety standards, Dow may, at its option, request TMX to immediately withdraw such non-complying employee, subcontractor or subcontractor employee from the job-site.

     B. TMX shall comply with all applicable provisions of federal, state and municipal regulations, safety laws and building codes and industrial safety practices to prevent accidents or injuries to persons or damage to property on or about or adjacent to the premises where TMX's performance of its obligations under this Agreement are being performed.

     C. TMX must have on file with Dow an acceptable written safety program for its operation prior to commencement of TMX's performance of its obligations under this Agreement for Dow. Dow will determine the acceptability of the TMX's program. The safety program shall be in compliance with all applicable federal, state and local laws. TMX shall be responsible for full compliance with this program by all of its employees, subcontractors and their employees.


20.  SUBSTANCE ABUSE POLICY.
     ----------------------

     A. It is Dow's policy that no individual is to enter any Dow facility with unauthorized substances or illegal drugs in their system or under the influence of alcohol. The unauthorized use, possession, concealment, transportation or sale of illegal drugs, unauthorized drugs, drug paraphernalia or alcoholic beverages is strictly prohibited on all Dow sites.

     B. TMX agrees to establish a similar policy for its employees, agents, representatives and subcontractors. In the event that Dow has reasonable suspicion that a contractor or subcontractor employee is impaired by drugs or alcohol, Dow shall notify TMX and TMX shall remove such employee, who shall be prohibited from re-entry until such time as the TMX provides Dow with adequate assurances that the employee was not impaired or has completed a treatment or rehabilitation program. Should the employee be found impaired a second time, he/she will be permanently barred from working at any Dow facility.

     C. Dow reserves the right to conduct on its property unannounced inspections and searches of, including but not limited to, the Work place, lunchrooms, offices, control rooms, lockers, briefcases, baggage, purses, desks, toolboxes, clothing and vehicles for the purpose of discovering violations of this or other policies.

     D. At the request of Dow, TMX shall provide a copy of its substance abuse policy for Dow's review.


21.  PERFORMANCE UNDER DEFAULT; EMPLOYMENT.
     -------------------------------------

Dow may, at its election, take over performance and completion of the Initial Freeport Project and Other Dow Projects upon the occurrence of specified Events of Default, provided that TMX fails to cure any such Event of Default. Specified Events of Default are defined as follows:

     A. The Chapter 11 bankruptcy case is converted to a Chapter 7 bankruptcy case by order of the Bankruptcy Court;

     B. TMX fails to supply any milestone deliverable within thirty (30) calendar days of the due date, as may be amended from time to time, provided that such milestone deliverable is under the direct control of TMX and failure to supply is not a result of delay caused by another party;

     C.   The Contract Value increases such that for a period of at least thirty
(30) calendar days, the actual Contract Value exceeds the estimated Contract Value, as may be adjusted form time to time, in an amount greater than ten percent (10%), provided that such increase in the Contract Value is under the direct control of TMX and is not a result of increases caused by another party, unless, within thirty (30) calendar days after Dow notifies TMX of such overrun, which notice shall be issued after the initial thirty (30) day period of such overrun, TMX has cured such overrun in a manner reasonably satisfactory to Dow;

     D. The appointment of a trustee on behalf of TMX, but only if such trustee is appointed without the United States Trustee's prior consultation with Dow, as a party in interest, pursuant to Section 1104(d) of the Bankruptcy Code; and

     E. Change of the ownership of TMX, a substantial change in the control of TMX, assignment of this Agreement to a third party or a sale of a substantial amount of the TMX assets to a third party, without Dow's consent, which consent shall not be unreasonably withheld.

In case Dow so elects after an Event of Default, Dow may deal directly and exclusively with any subcontractors. In addition, on the Commencement Date, TMX and Dow may offer any of the Key Employees the opportunity to enter into an agreement whereby Dow would have the right to hire any such Key Employees as contractors, and such Key Employee would be allowed by TMX, if agreeable to the Key Employees, to become contractors of Dow if requested by Dow, in the event a specified Event of Default occurs and provided that TMX fails to cure the Event of Default within thirty (30) days from the date on which Dow notified TMX of such Event of Default in writing. Alternatively, in such event, Dow may cause such employees to be hired by a contractor it selects to complete such project. Prior to that time Dow would not interfere with the employment relationship between TMX and its Key Employees. In the event the Key Employees were hired by Dow or a Contractor, the Key Employees would be offered salaries and wages substantially similar to their then current salaries and wages.


22.  ASSIGNMENT
     ----------

This Agreement and any purchase order or addenda issued pursuant hereto shall not be assignable in whole or in part by either party without the prior written consent of the other party. An assignment shall not become effective until such prior written consent has been obtained. Subcontracting of work shall not constitute an assignment of rights hereunder.


23.  THIS SECTION WAS INTENTIONALLY DELETED.
     ---------------------------------------


24.  REMEDIES
     --------

     A. Upon the occurrence of any Event of Default that has not been cured within an applicable cure period, if any:

          (1) Dow may, by notice to TMX, declare all or any portion of the Initial Payment to be due and payable, whereupon such obligation so declared to be immediately due and payable shall be and become immediately due and payable without further notice, demand or presentment, all of which are hereby expressly waived by TMX; and

          (2) Dow shall be entitled to exercise any of the remedies specified in this Agreement or otherwise available under applicable law; and

          (3) TMX shall be obligated to reimburse Dow for all costs and expenses incurred in connection with the enforcement of its rights under this Agreement.

     B. Upon the occurrence of an Event of Default, Dow may, by notice to TMX, elect to take ownership of all or any portion of the property, rights and interest of TMX (or any subsidiary of TMX) comprising (a) the Initial Freeport Project and any Other Dow Projects between TMX and Dow, which shall include, without limitation, plans and drawings, inventory, work in process, equipment, contracts, licenses and general intangibles, and (b) the Intellectual Property, whereupon all such property rights and interests (collectively referred to as the "Transferred Assets") shall automatically and immediately be transferred to, and become the sole and exclusive property and ownership of Dow. TMX shall take all actions as may be necessary or appropriate to evidence and perfect the transfer of the Transferred Assets to Dow, including without limitation the execution and delivery of any bills of sale or other documents of conveyance, free and clear of all liens and encumbrances. Without limiting the generality of the foregoing, TMX shall cooperate with Dow in causing the Transferred Assets to be transferred to Dow in a manner that to the maximum extent practicable will not interfere with the prompt and efficient completion of the Freeport Project. Upon completion of the transfer of the Transferred Assets to Dow as provided in this Agreement, the repayment of the Initial Payment shall be deemed to be satisfied in full. TMX irrevocably waives any and all rights it may have to require Dow to proceed by judicial action or to take other actions to effect the transfer of the Transferred Assets to Dow.

     C. Except as provided otherwise in Section 18, upon the occurrence of an Event of Default, Dow may exercise in respect of the Collateral all the rights and remedies of a secured party on default under the Uniform Commercial Code, in addition to any other rights and remedies provided for herein or otherwise available to it. TMX agrees that it will, forthwith upon request of Dow, assemble all or any part of the Collateral as directed by Dow and make it available to Dow at a place to be designated by Dow. All proceeds received by Dow in respect of any sale or other disposition of the Collateral (after payment of cost and expenses, including Dow's legal fees) shall be applied to payment of the Initial Payment in such order as Dow may elect. TMX shall remain liable for any deficiency other than a deficiency remaining after Dow's foreclosure in satisfaction of the Initial Payment as provided for in Section 18.B of this Agreement.

     D. Upon the occurrence of any Event of Default, Dow may, in addition to the foregoing rights and remedies in this Section, exercise any or all of their rights and remedies provided by law or pursuant to this Agreement in such manner as Dow determines in its sole discretion. To the maximum extent possible, all rights and remedies provided for herein, or under applicable law, are cumulative and the exercise of any such right or remedy is not exclusive of any other right or remedy.

     E. During the pendency of the TMX Chapter 11 Proceeding and any subsequent case or cases filed by or against TMX and its affiliates under Title 11 of the United States Code, in the event that a default occurs and is not cured within any relevant cure period, Dow shall have the right to exercise its remedies under this Agreement after the entry of an order of the Bankruptcy Court authorizing such action. TMX shall be deemed to consent to the Bankruptcy Court hearing such matter on such shortened time as is appropriate to the Bankruptcy Court. In addition, Dow shall be entitled to obtain from the Bankruptcy Court specific performance of the provisions of this Section 24.

     F. In connection with the exercise by Dow of rights or remedies described in subparagraph of B or C of this Section 24, TMX agrees (i) it shall provide Dow with access to appropriate TMX Employees (the "Key Employees") to the extent such access is reasonably necessary to utilize the Intellectual Property for completion of the Initial Freeport Project (attached hereto as Attachment F is a list of the Key employees as of the date hereof, which list will be amended or supplement as necessary); (ii) Dow shall, in addition, be entitled to deal with the Key Employees as permitted by
Section 18; and (iii) Dow may deal directly and exclusively with any subcontractors involved with the Initial Freeport Project or Other Dow Projects.


25.  FINANCING
     ---------

TMX shall obtain a reasonably acceptable amount of additional working capital financing to ensure TMX's ability to operate and to fully perform its obligations under this Agreement.


26.  NO VIOLATION.
     ------------

Dow represents that it is not currently bound under any contract or agreement with any third party in connection with the Initial Freeport Project which would materially interfere with the transaction contemplated hereby.


27.  MOST FAVORED NATION
     -------------------

TMX agrees that in the case it offers similar goods or services to any third party with a fee (of the nature or economic equivalent of item H in Section 4.A above) less than 15%. TMX shall proactively provide Dow with the opportunity to accept such better pricing.


28.  NON-EXCLUSIVITY PROVISION.
     -------------------------

Dow shall be allowed, under this Agreement to hold discussions with or enter into any agreement with any third party with regard to the use of alternative technology for the Initial Freeport Project and for any Other Dow Projects or purpose.


29.  NOTICES
     -------

     A. Any notice or order provided for in this Agreement or addendum thereto shall be considered as having been given to Dow if delivered personally to Dow at the site of TMX's performance of its obligations under this Agreement or if otherwise delivered, when received at the following address:

The Dow Chemical Company
2020 Dow Center
Midland, Michigan 48674
Attention: Brent W. Schindler, Legal Dept.

     B. Any notice or order provided for in this Agreement or addendum thereto shall be considered as having been given to TMX if delivered personally to TMX's supervisor or if otherwise delivered, when received at the following address:

Mr. Edward E. Greene
Vice President of Administration
Thermatrix Inc.
308 N. Peters Road
Knoxville, Tennessee 37922


30.  THIRD PARTY BENEFICIARIES.
     -------------------------

This Agreement shall not be deemed to create any third party beneficiaries. Neither Dow nor TMX agrees to be obligated to any third party through this Agreement.


31.  MODIFICATIONS AND AMENDMENTS, ENTIRE AGREEMENT
     ----------------------------------------------

     A. Any changes in the provisions of this Agreement or purchase orders or addenda issued pursuant hereto must be made in writing and be executed by the parties hereto.

     B. This writing constitutes the entire agreement between the parties. All purchase orders and addenda issued pursuant hereto shall be deemed to incorporate the terms and conditions of this Agreement by reference.

     C. The terms and conditions of this Agreement and any purchase orders or addenda issued pursuant hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The terms and conditions of this Agreement supersede any inconsistent provisions of purchase orders issued by Dow.

     D. In the event of a discrepancy between the terms and conditions of this Agreement, any purchase order or addendum issued pursuant hereto or any specifications or drawings connected herewith, the terms and conditions of this Agreement shall prevail unless the Agreement has been amended in writing, in which case the provisions of the written amendment shall prevail over the terms and conditions of this Agreement so amended.

     E. Should any provision of this Agreement for any reason be held to be in violation of any applicable law, governmental rule or regulation, or if this Agreement is held to be unenforceable or unconscionable, the invalidity of such specific provisions herein shall not be held to invalidate the remaining provisions of this Agreement. All other provisions and the entirety of this Agreement shall remain in full force and effect unless the removal of said invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be null and void.

32.  CONTINUING OBLIGATIONS
     ----------------------

The obligations of TMX under Sections 6, 7, 9, 15, 18, 24, and 37 of this Agreement shall survive termination of the Agreement or the suspension, completion and/or acceptance of TMX's performance of its obligations under this Agreement or any part thereof or final payment to TMX, it being agreed between TMX and Dow that said obligations shall be of a continuing nature and effect.


33.  NON-WAIVER OF DEFAULTS
     ----------------------

Any failure by Dow at any time, or from time to time, to enforce or require strict keeping and performance of any of the terms or conditions of this Agreement or purchase orders or addenda issued pursuant hereto shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way or the right of Dow at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions.


34.  APPLICABLE LAW
     --------------

     A. TMX shall comply with any and all federal, state or local laws regarding age, citizenship, race, sex, disability, martial status, hours, wages and conditions of employment affecting TMX's performance of its obligations under this Agreement covered by this Agreement or any purchase order or addenda issued pursuant hereto.

     B. This Agreement or any purchase order or addenda issued pursuant hereto shall be governed by and interpreted under the laws of the State of Michigan

     C. TMX shall comply with the requirements of Executive Order ll246, as amended, Section 20l2, as amended, of the Vietnam Era Veteran's Readjustment Act of l974 and Section 503 of the Rehabilitation Act of l973. TMX shall also comply with the Immigration Reform and Control Act of l986, as amended. TMX shall obtain certification from its subcontractors that they are also in compliance therewith.


35.  OTHER CONTRACTS
     ---------------

Dow reserves the right to perform any services not covered by this Agreement or purchase orders or addenda issued hereto and may award contracts to others for such services. TMX shall fully cooperate with Dow or with such other Contractors and carefully fit its own Services with TMX's performance of its obligations under this Agreement of Dow and such other Contractors as may be directed by Dow. TMX shall not commit or permit any act which will interfere with the performance of services by Dow or by any other Contractor.


36.  NOTICE OF CLAIMS
     ----------------

DOW WILL INFORM TMX IN WRITING OF ANY CLAIM WHICH DOW HAS WITHIN 60 DAYS AFTER DOW LEARNS, OR SHOULD REASONABLY HAVE LEARNED, OF THE CLAIM OR THE CLAIM IS WAIVED.


37.  CONFIDENTIALITY
     ---------------

Except as otherwise agreed by Dow or as otherwise allowed above in Section 12, TMX agrees to keep the terms and conditions of this Agreement confidential except on a need to know basis, as otherwise required by law or not otherwise kept confidential by Dow; both parties recognizing, however, that this Agreement will be a matter of public record in the TMX Chapter 11 Proceeding referred to above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              THE DOW CHEMICAL COMPANY

Witness:_______________       By:_____________________
                                  Arnold A. Allemang

                              Title:__________________

                              THERMATRIX INC.

Witness:_______________       By:_____________________

                              Title:__________________

                                 ATTACHMENT A

                               LETTER OF INTENT

                                 ATTACHMENT B


                                SPECIFICATIONS

                                  ATTACHMENT C


                                   MILESTONES

                                 ATTACHMENT D


                             COVENANT OF ADHERENCE



The Dow Chemical Company
Address

Gentlemen:

This will confirm my understanding that my employer, Thermatrix Inc. is, under its Agreement dated March 17, 2000 with The Dow Chemical Company (hereinafter called "Dow"), an Independent Contractor and that I am not and shall not become an employee of The Dow Chemical Company thereby. I further understand that under the terms of that Agreement, my employer is to provide a Supervisor on that job and that I shall be under the direction and control of that Supervisor or, if I am designated as that Supervisor, I shall deal with Dow's designated representative to ascertain the requirements of the Services under the Service Agreement and for the exercise of direction and control of my employer's work force at the Dow job site.

Sincerely,


______________________________
            EMPLOYEE

Title:_______________________

Employer:____________________

Date:________________________

                                 ATTACHMENT E


             CERTIFICATE OF THE USE OF EMPLOYEE SECRECY AGREEMENTS



The undersigned, on behalf of Thermatrix Inc. (hereinafter called "Contractor") hereby certifies that all employees, agents and consultants of Contractor who will be used to perform the Services to be provided under this Agreement dated March 17, 2000 have signed secrecy agreements with The Dow Chemical Company. Further, such secrecy agreements require that the employee, agent or consultant retain in confidence all confidential information of The Dow Chemical Company and the confidential information of other parties to which the employee, agent or servant is exposed during the course of performing such Services. Attached hereto is a copy of such an agreement.



Contractor:_________________________

By:_________________________________

Title:______________________________

Date:_______________________________

                                 ATTACHMENT E


                              COVENANT OF SECRECY


The Dow Chemical Company

Gentlemen:

This will confirm my understanding that any and all information concerning business plans, commercial practice and industrial technology, including processes, equipment, auxiliaries and associated facilities, disclosed to me in the performance of or as a result of Services governed by the Agreement between The Dow Chemical Company (hereinafter called "Dow") and Thermatrix Inc. (hereinafter called "Contractor") dated March 17, 2000 is confidential. I agree to maintain the confidential status of such information, to discuss the Services with necessary third parties such as vendors, etc., only in the presence of a Dow representative and to otherwise comply with and be bound by the secrecy provisions of the Agreement between Dow and Contractor when performing such Services.


Sincerely,


__________________________________
          EMPLOYEE

Title:____________________________

Employer:_________________________

Date:_____________________________

                                  ATTACHMENT F


                                 KEY EMPLOYEES

                                      -32-